UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☒           Soliciting Material Under Rule 14a-12

AVIGEN, INC.
(Name of Registrant as Specified in Its Charter)

BIOTECHNOLOGY VALUE FUND, L.P.
BIOTECHNOLOGY VALUE FUND II, L.P.
BVF INVESTMENTS, L.L.C.
INVESTMENT 10, L.L.C.
BVF PARTNERS L.P.
BVF INC.
MARK N. LAMPERT
OLEG NODELMAN
MATTHEW D. PERRY
ROBERT M. COPPEDGE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Biotechnology Value Fund, L.P. (“BVF”), together with the other participants named herein is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the removal of the members of the Board of Directors of Avigen, Inc. (“Avigen”), without cause, and for the election of BVF’s slate of director nominees to replace the removed directors at a special meeting of stockholders, to be called by Avigen at the request of BVF and Biotechnology Value Fund II, L.P. (“BVF2”).  BVF has not yet filed a proxy statement with the SEC with regard to the Special Meeting.

Item 1: On January 9, 2009, BVF issued the following press release:

Press Release	Source: Biotechnology Value Fund, L.P.

Biotechnology Value Fund, L.P. Calls Special Meeting of Avigen Stockholders To Remove Incumbent Directors and Elect Slate of Stockholder-Focused Nominees

Friday January 9, 2009, 1:21 pm EST

Calls Special Meeting to Enable Stockholders to Determine Fate of Company's Remaining Cash

Believes Transaction Proposed by MediciNova, Inc. Offers Avigen Stockholders Extraordinary Risk/Reward Opportunity

SAN FRANCISCO, Jan. 9 /PRNewswire/ -- Biotechnology Value Fund, L.P. together with its affiliates ("BVF") today announced that it has requested that the Board of Directors of Avigen, Inc. ("Avigen") (Nasdaq: AVGN - News) call a Special Meeting of the stockholders for the purpose of replacing the Board with BVF's slate of stockholder focused nominees. BVF is the beneficial owner of approximately 29.6% of Avigen's outstanding common stock.

BVF proposes to remove the members of the Board and replace them with directors who will work to ensure Avigen's stockholders receive the maximum value for their investment in Avigen, while minimizing both downside risk and corporate waste. If elected, BVF's nominees intend to take steps that would benefit all stockholders, including redeeming Avigen's stockholder rights plan, working to consummate the proposed transaction with MediciNova, Inc. ("MediciNova") and/or working to complete a distribution of Avigen's assets to all stockholders.

BVF has nominated four highly qualified nominees, Mark N. Lampert, Oleg Nodelman, Matthew D. Perry and Robert M. Coppedge, as its slate of director nominees to be elected at the Special Meeting to replace Avigen's entire existing Board. Messrs. Lampert, Perry, and Nodelman are currently employed by the General Partner of BVF. Mr. Coppedge is an independent nominee, with no economic interest in BVF, Avigen, or MediciNova. Avigen's bylaws provide that the Board shall set the date of the Special Meeting, which shall be held not less than thirty-five (35) nor more than one hundred twenty (120) days after the date of receipt of BVF's request. The bylaws further provide that if the Board does not provide notice of the Special Meeting within sixty (60) days following receipt of the request, BVF may set the time and place of the meeting and give the notice.

"We are deeply concerned with recent corporate actions at Avigen that are indicative of a Board that seems far more interested in remaining in place to do whatever it pleases with corporate assets than in returning value and protecting downside risk for all stockholders," stated Mark N. Lampert, the General Partner of BVF. "Given that Avigen's stock trades at a fraction of its tangible assets, it appears the marketplace shares our concerns. Accordingly, by calling the Special Meeting, we are providing stockholders with the opportunity to elect new directors who are committed to ensuring that Avigen stockholders, not an entrenched and unsuccessful management team and Board, determine the fate of the substantial remaining value."

Mr. Lampert continued, "In addition to the Board's unilateral expansion of 'golden parachute' payments for management and its unilateral adoption of the 'poison pill,' we are also concerned with the Board's apparent dismissal of the compelling transaction proposed by MediciNova. Based on our analysis, we believe the transaction, as proposed, provides benefits to stockholders that the Board and management could not match on its own. In particular, we believe this deal would provide Avigen stockholders with:

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Downside Protection: Based on our analysis, subsequent to the transaction, if MediciNova is unsuccessful Avigen stockholders will receive a modest discount to the current liquidation value of Avigen (which we estimate to be approximately $1.20/Share, net of debt and expenses), as determined by an independent auditor. This means that, even in the worst-case scenario, this transaction would yield an approximate 40% premium to Avigen's current stock price.

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Tremendous Upside Potential: Based on our analysis, if MediciNova is successful post-transaction, Avigen stockholders could own a substantial percentage of MediciNova - approximately 45% of the combined company. Under the best-case scenario, this could lead to an extraordinary, uncapped return for Avigen stockholders.

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Free Option: Additionally, stockholders would have at least one year following consummation of the transaction to choose whether they want the downside protection or upside potential, as described above. We believe this free option period offers stockholders tremendous upside potential with low risk.

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New Stewardship of Avigen's Assets: If successfully completed, the transaction would also result in new stewardship of Avigen's assets, curtailing this Board's and management's stated plan of seeking ways to utilize and, we fear, waste Avigen's remaining assets. We believe stockholder focused management, with a substantial personal stake in the company, is key to protecting Avigen's assets, particularly in light of Chief Executive Officer Ken Chahine's recent statements regarding the future of Avigen, including that "it's hard to put a finger on exactly what we would do," that he "intends to build" over the next year and that he "thinks that there are opportunities outside of therapeutics."

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Unique Synergies: We also strongly believe there are unique synergies between MediciNova and Avigen that likely would not exist with other potential acquirers of Avigen. These synergies, we believe, give rise to the compelling nature of the transaction."

Mr. Lampert added, "For these reasons, we believe Avigen should seriously pursue the transaction with MediciNova, a company in which we have no economic stake. We are extremely concerned that this Board and management, who collectively own less than 6% of Avigen, do not share our views. It is our hope that stockholders who share our concerns will be empowered to voice these concerns by removing the current Board and replacing them with directors who are serious about maximizing value and minimizing risk for all stockholders."

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Biotechnology Value Fund, L.P. ("BVF"), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and accompanying proxy card to be used to solicit proxies for the removal of the members of the Board of Directors of Avigen, Inc. ("Avigen"), without cause, and for the election of BVF's slate of director nominees to replace the removed directors at a special meeting of stockholders, to be called by Avigen at the request of BVF and Biotechnology Value Fund II, L.P. ("BVF2").

BVF STRONGLY ADVISES ALL STOCKHOLDERS OF AVIGEN TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are BVF, BVF2, BVF Investments, L.L.C. ("BVLLC"), Investment 10, L.L.C. ("ILL10"), BVF Partners L.P. ("Partners"), BVF Inc. ("BVF Inc."), Mark N. Lampert, Oleg Nodelman, Matthew D. Perry and Robert M. Coppedge.

As of the date of this filing, BVF beneficially owned 1,975,340 shares of Common Stock of Avigen, BVF2 beneficially owned 1,364,911 shares of Common Stock of Avigen, BVLLC beneficially owned 4,969,764 shares of Common Stock of Avigen and ILL10 beneficially owned 509,585 shares of Common Stock of Avigen.

As the general partner of BVF and BVF2, the manager of BVLLC and the investment adviser of ILL10, Partners may be deemed to beneficially own the 8,819,600 shares of Common Stock of Avigen beneficially owned in the aggregate by BVF, BVF2, BVLLC and ILL10. As the investment adviser and general partner of Partners, BVF Inc. may be deemed to beneficially own the 8,819,600 shares of Common Stock of Avigen beneficially owned by Partners. Mr. Lampert, as a director and officer of BVF Inc. may be deemed to beneficially own the 8,819,600 shares of Common Stock of Avigen beneficially owned by BFV Inc.

None of Messrs. Nodelman, Perry or Coppedge directly owns any shares of Common Stock of Avigen. As a members of a "group" for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of Messrs. Nodelman, Perry and Coppedge may be deemed to beneficially own the 8,819,600 shares of Common Stock of Avigen beneficially owned in the aggregate by the other participants named herein. Each of Messrs. Nodelman, Perry and Coppedge disclaims beneficial ownership of such shares of Common Stock.